EXHIBIT 5.1

December 17, 2004

Board of Directors

Tully’s Coffee Corporation

3100 Airport Way South

Seattle, Washington 98134

Gentlemen and Ms. Ainsworth-Jones:

We have acted as counsel for Tully’s Coffee Corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933 (the “Registration Statement”) covering 2,500,000 shares of common stock of the Company (the “Shares”) issuable under the Company’s 2004 Stock Option Plan (the “Plan”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those corporate records and other documents we deemed necessary for the purposes of this opinion. As to factual matters, we have relied on a certificate of the chief financial officer and secretary of the Company and have not sought to verify such matters.

We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness, and authenticity of certificates of public officials; and the due authorization, execution, and delivery of all documents where authorization, execution, and delivery are prerequisites to the effectiveness of such documents. We also have assumed that, at the time of sale and issuance of any Shares, a sufficient number of shares of common stock will be duly authorized and reserved for issuance pursuant to that sale and issuance.

Based on the foregoing and in reliance thereon, and subject to the qualifications herein stated, it is our opinion that the Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid, and nonassessable.

The opinion expressed herein is limited to the laws of the state of Washington. We express no opinion other than expressly set forth above, and no other opinion is intended to be implied or inferred herefrom. The opinion expressed herein is an opinion of legal matters and not factual matters. Our opinion is given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise of any change in law, facts or circumstances occurring after the date hereof.

This letter is furnished solely for the benefit of the Company and may not be filed with or furnished to any person and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent. We hereby consent to the reference to our firm under the caption “Exhibits” in the Registration Statement and to the filing of this letter as an exhibit thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consents are required under Section 7 of the Securities Act or the Rules.

Very truly yours,

/s/ Stoel Rives